EXHIBIT 99.1

Apollo Gold Reports Second Quarter 2009 Results

Denver, Colorado – August 14, 2009 - Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG) (NYSE Amex: AGT) announced today net income of $1.3 million, or $0.00 per share, for the three months ended June 30, 2009, as compared to a net loss of $1.3 million, or $0.01 per share, for the three months ended June 30, 2008.  There was a net loss for the six months ended June 30, 2009 of $23.5 million, or $0.10 per share, compared to net income of $2.3 million, or $0.01 per share, for the same period in 2008.  Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, “We are very pleased with the development and construction of the Black Fox project.  Our team of professional and hourly employees at the site has worked long hours, since the fall of 2008, to complete the construction and bring the operation into full production by June of 2009.  I would like to thank all the Apollo employees for their dedicated service and also our shareholders that have stayed with us during the exploration, development, and construction period.  Black Fox will now become Apollo Gold’s flagship operation for the future.”

Second Quarter Highlights and Other Recent Developments

Black Fox

We commenced open pit operations at the Black Fox mine in mid-March 2009 and, during the second quarter; we mined 1,100,000 tonnes of material of which 198,000 tonnes was gold ore.

The commissioning of the upgraded mill commenced in mid-April and, during the first week of May 2009, the new ball mill was also brought online. The first gold pour and sales occurred in late May 2009.   During May and June 2009, the mill processed 75,800 tonnes of ore (1,242 tonnes per day on average), at a grade of 5.28 grams per tonne, achieving a recovery of 92.5%, for total gold production of 11,840 ounces.  Sales of gold produced at Black Fox during the second quarter were 5,043 ounces at a total cash cost1 of $403 per ounce.

In the first week of July, we commissioned the new crushing circuit which enabled us to increase mill throughput.  During the month of July 2009, 54,600 tonnes of ore (1,761 tonnes per day on average) was processed at a grade of 3.6 grams per tonne achieving a recovery of 92.4% for total gold production of 5,822 ounces.  The mill has been processing ore at the rate planned and recoveries have been satisfactory; however, grades of ore delivered to the mill have been lower than expected.  As a result, gold production for the three month period ending July 31, 2009 was less than 80% of the amount projected in the “cash flow model” (as defined in the Project Facility) provided to the Banks  under the Project Facility, which triggered a “review event” (as defined in the Project Facility).  We notified the Banks of the “review event” in July 2009.  Under the terms of the Project Facility, the Banks have 30 days from the date of receipt of such notice to determine if they wish to continue to provide the Project Facility.  If they do not wish to continue to provide the Project Facility, they must provide notice of such determination and state a date (which may not be earlier than 90 days from the date of service of the notice) by which amounts outstanding under the Project Facility must be repaid and all hedging transactions put in place thereunder must be unwound.  Although the occurrence of the “review event” triggers the foregoing rights of the Banks under the Project Facility, the Banks have informed us that they continue to support Black Fox and we are confident that they will not seek a termination of the Project Facility as a result of the occurrence of the review event.  We are taking appropriate steps to improve grade control and are engaged in constructive discussions with the Banks regarding resolving any issues related to the review event, including regarding the possibility of rescheduling the quarterly repayment installments under the Project Facility, which are currently scheduled to commence September 30, 2009, to better reflect the expected cash flows from Black Fox production for the next twelve months.  During the third quarter 2009, our objective is to maintain throughput at the mill of 1,800 tonnes per day, to improve recoveries towards a target of 95% and to optimize the grade of ore being processed.

1 The term “total cash cost” is a non-GAAP financial measure.  Please see the note regarding non-GAAP financial measures at the end of this press release.

Capital expenditures for the three and six months ended June 30, 2009 were approximately $19 million and $40 million, respectively, which included (1) $26 million towards the cost of upgrading the Black Fox mill to increase its throughput rate, (2) $4 million for contract pond and road construction at the mine site and (3) other capitalized expenditures of $10 million including contract pre-stripping of the open pit.

Montana Tunnels

The Montana Tunnels mine ceased milling operations on April 30, 2009 and we placed the mine and mill on care and maintenance at that time.  For the months of May and June 2009, the care and maintenance costs totaled $0.3 million; Apollo’s share of these costs is 50%.

During the month of April 2009, when the mill was operational, the mill processed 343,400 tons of stockpiled ore at an average throughput of 11,447 tons per day.  Payable production was 1,990 ounces of gold, 52,000 ounces of silver, and 928,000 pounds of lead and 270,000 pounds of zinc.  Apollo’s share of this production is 50%.

Total cash costs for the month of April 2009 were (i) $862 per ounce of gold on a by-product basis and $833 per ounce of gold on a co-product basis, (ii) $12.17 per ounce of silver, (iii) $0.67 per lb of lead and (iv) $0.69 per lb of zinc.  For the second quarter 2009, the higher cash costs per ounce of gold on a by-product basis compared to the second quarter 2008 are mainly the result of a reduction in by-product credits due to the decline in world zinc and lead prices combined with the lower grade of zinc processed.

Huizopa Project

On July 7, 2009, we filed a Canadian National Instrument 43-101 for the Huizopa project.  This 43-101 more fully describes the property and the drilling results from our 2008 drilling program, but does not contain any resources or reserves.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended June 30,			Six months ended June 30,
	2009(1)(2)	2008		2009(1)(2)		2008
Revenues from sale of minerals for the period	$7,558		$10,019		$14,928	$25,921
Net income (loss) for the period	$1,266		$(1,329)		$(23,487)	$2,325

Basic net income (loss) per share (US$)	$0.01	$	(0.01)	$	(0.10)	$0.01
Diluted net income (loss) per share (US$)	$0.00	$	(0.01)	$	(0.10)	$0.01

(1)
Decreased revenues are a result of lower production levels at Montana Tunnels as a result of the mine and mill being placed on care and maintenance on April 30, 2009, and lower prices of lead, zinc and silver, offset partly by the commencement of gold production and sales at the Black Fox mine and mill.

(2)
$3.4 million of the gain in the second quarter 2009 is a result of recording an unrealized gain on derivative contacts comprised of (1) an unrealized loss of $0.6 million for the change in value recorded for gold forward sales contracts held as of June 30, 2009 and (2) an unrealized gain of $4.0 million for the change in value of Canadian dollar foreign exchange contracts held as of June 30, 2009.  Both the gold forward sales contracts and Canadian dollar foreign exchange contracts were entered into on February 20, 2009 in connection with the Project Facility.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Black Fox mine in Ontario, Canada and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.  Apollo also owns the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, which was placed on care and maintenance on April 30, 2009.

Contact Information:
Apollo Gold Corporation
Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding:  the status of Black Fox being the flagship property of the Company, the ability of the Company to improve future grade control and to increase gold production at Black Fox mill, the ability of the Company to resolve the Review Event with the Banks in a satisfactory manner, the ability of the Company to reschedule the quarterly repayment installments under the Project Facility, to maintain throughput at the mill of 1,800 tonnes per day, to improve recoveries towards a target of 95% and to optimize the grade of ore being processed, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.